UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 3, 2018

FISION Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-53929	27-2205792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 N. Sixth Street, Suite 308 B Minneapolis, Minnesota	55403
(Address of principal executive offices)	(Zip Code)

(612) 927-3700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2018, registrant Fision Corporation, a Delaware corporation (“Fision”), CLF Merger Sub LLC, a New Jersey limited liability company and a wholly owned subsidiary of Fision (“Merger Sub”), and Continuity Logic, L.L.C., a New Jersey limited liability company (“Continuity Logic”) entered into an Agreement and Plan of Merger (“Agreement”). Under the terms of the Agreement, Fision will acquire Continuity Logic by means of a merger transaction pursuant to which Merger Sub will merge with and into Continuity Logic pursuant to New Jersey law (the “Merger”), resulting in Continuity Logic being the surviving entity of the Merger and concurrently becoming a wholly owned subsidiary of Fision. The Merger will become effective upon filing a Certificate of Merger with the Secretary of State of New Jersey. The closing of the Merger will be as soon as practicable after satisfaction or waiver of all conditions required by the Agreement, although either Fision or Continuity Logic have the right to terminate the Agreement if the Merger has not been completed by September 30, 2018.

The merger consideration in the Merger will consist solely of shares of common stock of Fision (“Fision Common Stock”) issued to the holders of the membership interest units of Continuity Logic (“Continuity Logic Units”) pursuant to the terms of the Agreement. The current holders of Continuity Logic Units will receive an aggregate total of 56,077,172 shares of Fision Common Stock, plus one (1) additional Fision Common Stock for each outstanding share of Fision Common Stock issued by Fision after the date of the agreement and before the consummation of the Merger. Shares of Fision Common Stock issued in the Merger will consist of unregistered restricted securities exempt from registration under relevant federal and state securities laws, and accordingly these shares of Fision Common Stock will not be eligible for further resale or transfer unless registered under relevant securities laws or exempt from such registration. As of the date of this Current Report on Form 8-K, Fision had 56,077,272 shares of Fision Common Stock outstanding.

The obligation of each of Fision and Continuity Logic to close the Merger is subject to satisfactory completion of each party of its respective due diligence of the other party, as well as completion of a private offering of convertible notes resulting in cash proceeds in an amount acceptable to both Fision and Continuity Logic. The completion of the Merger is subject to other customary closing conditions, including the approval of the Merger by the holders of a majority of the issued and outstanding Continuity Logic Units.

Completion of the Merger will result in Fision owning all of the equity interests in Continuity Logic. Concurrent with the Merger becoming effective, Fision will have five (5) directors, consisting of: (i) Michael Brown and John Bode, both of whom currently serve as directors of Fision; (ii) Peter Christensen and Tejas Katwala, both of whom currently serve as directors of Continuity Logic; and Laurence Mascera, who currently serves as the President and Chief Operating Officer of Continuity Logic. After the consummation of the Merger, Mr. Christensen will serve as Chairman of the Board of Directors of Fision. Prior to entering into the Agreement, there were no material relationships between Fision or its affiliates, on the one hand, and Continuity Logic or its affiliates, on the other hand.

In the Agreement, the parties to the Merger made customary representations, warranties, covenants and commitments in connection with the Merger, including required delivery of disclosure schedules, confidentiality provisions, title to or ownership of IP and other assets, respective liabilities, employment agreements, termination and indemnification provisions, conducting their respective businesses in the ordinary course until completion of the Merger, prohibitions against engaging in certain material transactions until completion of the Merger, and obtaining all consents, approvals or waivers necessary to complete and consummate the Merger. The description of the Agreement and the Merger in this current report does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, of which a copy is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

2

Item 7.01. Regulation FD Disclosure.

On August 9, 2018, the Fision and Continuity Logic issued a joint press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

2.1	Agreement and Plan of Merger dated August 3, 2018, by and among Fision Corporation, CLF Merger Sub LLC, and Continuity Logic, L.L.C.

99.1	Press Release, dated August 9, 2018.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISION CORPORATION (Registrant)

Dated: August 9, 2018	By:	/s/ Garry Lowenthal
Garry Lowenthal
Chief Financial Officer

4